SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 6, 2005 (March 31, 2005)

Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 300, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 589-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On March 31, 2005, Verso Technologies, Inc., a Minnesota corporation (the “Company”), acquired substantially all of the operating assets (the “Asset Purchase”) of WSECI, Inc., a Delaware corporation formerly known as Jacksonville Technology Associates, Inc. (“WSECI”), pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of February 23, 2005 by and among the Company, WSECI and all of the shareholders of WSECI (the “Shareholders”). In connection with the Asset Purchase, on March 31, 2005 the Company entered into a Non-competition Agreement with WSECI and each of the Shareholders (the “Non-competition Agreement”), a Registration Rights Agreement with WSECI and each of the Shareholders (the “Registration Rights Agreement”), and a Bill of Sale, Assignment and Assumption Agreement with WSECI (the “Bill of Sale”). Pursuant to the (i) Non-competition Agreement, WSECI and each of the Shareholders agreed, among other things, not to engage for a period of two years in activities which are competitive with the business conducted by WSECI prior to the Asset Purchase; (ii) Registration Rights Agreement, the Company agreed to register the shares of the Company’s common stock, par value $0.01 (the “Common Stock”), constituting a portion of the consideration issued or to be issued by the Company pursuant to the Asset Purchase Agreement; and (iii) Bill of Sale, WSECI conveyed to the Company substantially all of the operating assets of WSECI, and the Company assumed certain liabilities in connection therewith.

     From October 1, 2004 through the date of the Asset Purchase, the Company served as an independent contractor to WSECI and, in connection therewith, performed certain software and product development services for WSECI.

     The Asset Purchase is more fully described in Item 8.01 of this Current Report.

Item 2.01 Completion of Acquisition or Disposition of Assets.

     Pursuant to Instruction 4 to Item 2.01 of Form 8-K, the Asset Purchase did not involve the acquisition of a significant amount of assets and, accordingly, no disclosure is provided in response to this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

     In connection with the Asset Purchase, the Company issued to the Shareholders and a former employee of WSECI an aggregate of 950,000 shares of Common Stock. The shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. The Company based such reliance upon factual representations made to the Company by the recipients of the shares regarding such recipients’ investment intent and sophistication, among other things.

     The Asset Purchase is more fully described in Item 8.01 of this Current Report.

Item 8.01 Other Events.

     On March 31, 2005, the Company acquired substantially all of the operating assets of WSECI pursuant to the Asset Purchase Agreement in exchange for 950,000 shares of Common Stock and $50,000 in cash. In connection with the Asset Purchase, the Company also assumed certain liabilities of WSECI totaling approximately $625,000. Pursuant to the Asset Purchase Agreement, the Company may become obligated to issue to WSECI additional contingent consideration of up to $5.0 million based on the sales of certain WSECI products and services. The initial $500,000 of such contingent consideration may be earned by WSECI based upon specific customer transactions the Company completes with respect to the WSECI assets, and the remaining $4.5 million of the contingent consideration may be earned by WSECI based on the revenue generated from the WSECI assets during the 18-month period following the completion of Asset Purchase, which revenue must equal a minimum of $85.0 million during such period in order for all of such remaining contingent consideration to be earned. The contingent consideration is payable in cash or shares of Common Stock at the election of the Company.

     The amount of consideration paid or to be paid by the Company pursuant to the Asset Purchase Agreement, including the contingent consideration, was determined as a result of arms’ length negotiations between the Company and WSECI.

Item 9.01 Financial Statements and Exhibits.

     (a)– (b)     Financial Statements of Business Acquired and Pro Forma Financial Information.

               None.

     (c)     Exhibits.

2.1	Asset Purchase Agreement dated as of February 23, 2005 by and among the Company, WSECI and the shareholders of WSECI. (The schedules to the Asset Purchase Agreement have been omitted from this Current Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)*

4.1	Form of Registration Rights Agreement executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.*

99.1	Form of Seller Non-competition Agreement executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.*

99.2	Form of Bill of Sale, Assignment and Assumption Agreement executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.*

99.3	Press release dated April 4, 2005.

     * Incorporated by reference to the Current Report on Form 8-K filed by the Company on March 1, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.
By:	/s/ Juliet M. Reising
Juliet M. Reising, Chief Financial Officer and Executive Vice President

Dated: April 6, 2005

EXHIBIT INDEX

2.1	Asset Purchase Agreement dated as of February 23, 2005 by and among the Company, WSECI and the shareholders of WSECI. (The schedules to the Asset Purchase Agreement have been omitted from this Current Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)*

4.1	Form of Registration Rights Agreement executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.*

99.1	Form of Seller Non-competition Agreement executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.*

99.2	Form of Bill of Sale, Assignment and Assumption Agreement executed in connection with the closing of the transactions contemplated by the Asset Purchase Agreement.*

99.3	Press release dated April 4, 2005.

*Incorporated by reference to the Current Report on Form 8-K filed by the Company on March 1, 2005.

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